3520 Broadway, Kansas City, MO 64111 For Immediate Release: July 22, 2013	Contact: Kris Bradley Assistant Vice President, Marketing Development and Corporate Communications 816-753-7299, Extension 8663

Kansas City Life Senior Vice President of Operations to Retire

Kansas City, Mo. – Charles R. Duffy, Jr., FLMI, Senior Vice President, Operations, has announced his retirement from Kansas City Life Insurance Company, effective Aug. 30, 2013.

Duffy joined Kansas City Life in January 1989 and held several positions with the company before being named Senior Vice President in 1996.

Kansas City Life President, CEO and Chairman of the Board Phil Bixby, expressed his appreciation for Duffy’s dedication to the company.

“He has contributed greatly to Kansas City Life during the past 24 years and his commitment to our customers, our company and our industry is certainly valued,” said Bixby. “I know our field force and Home Office associates join me in wishing him the best.”

Kansas City Life Insurance Company (NASDAQ: KCLI) was established in 1895 and is based in Kansas City, Missouri. The Company's primary business is providing financial protection through the sale of life insurance and annuities. The Company's revenues were $439.9 million in 2012, and assets and life insurance in force were $4.5 billion and $28.7 billion, respectively, as of December 31, 2012. The Company operates in 49 states and the District of Columbia. For more information, please visit www.kclife.com.

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